Exhibit 10.11

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT is entered into as of July 31, 2014 by and between Nextelligence, Inc., a Delaware corporation (“Nextelligence”), and FreeCast, Inc., a Florida corporation (the “Company”).

RECITALS:

A.           Citadel I Limited Partnership (the “Landlord”) and Nextelligence have previously entered into an Office Lease Agreement dated as of October 4, 2010 (the “Original Lease”). The Original Lease was modified by the mutual agreement of Landlord and Nextelligence in a First Amendment to Office Lease dated as of April 4, 2014 (the “Amendment”). The Original Lease, as modified by the Amendment, is hereinafter collectively referred to as the “Lease.”

B.           Pursuant to the Lease, Nextelligence leases 3,179 square feet of office space from Landlord located at 5850 TG Lee Boulevard, Orlando, Florida, Suites 301 and 310 (collectively, the “Premises”).

C.           Company desires to sublease the Premises from Nextelligence, and Nextelligence desires to sublease the Premises to the Company, in accordance with the provisions of this Sublease Agreement (the “Agreement”).

D.           A majority of the disinterested directors of the Company have approved the Company’s entering into this Agreement in accordance with the provisions of Section 607.0832 of the Florida Statutes.

NOW, THEREFORE, in consideration of the Recitals and the respective covenants and agreements of the parties set forth herein, each of Nextelligence and the Company agrees as follows:

1.             Sublease.

(a)           Nextelligence subleases the Premises to Company, and Company subleases the Premises from Nextelligence, at a monthly rental plus applicable sales tax, as follows:

Period Commencing On	Monthly Rent	Sales Tax	Total

July 1, 2014	$7,023.01	$456.50	$7,479.51
October 1, 2014	$7,728.33	$502.34	$8,230.67
April 1, 2015	$6,763.33	$439.62	$7,202.95
October 1, 2015	$5,960.63	$387.44	$6,348.07
October 1, 2016	$6,169.91	$401.04	$6,570.95
October 1, 2017	$6,384.50	$414.99	$6,799.49
October 1, 20 18	$6,609.67	$429.63	$7,039.30

(b)           In addition to the amounts set forth in Section 1(a), the Company shall pay to Nextelligence, on a monthly basis, the Tenant’s Proportionate Share of Operating Expenses (as such term is defined in the Lease).

(c)           If the monthly rent for the Premises is modified in any manner pursuant to any modification or extension of the Lease or otherwise, then Company’s rent for the Premises shall be equal to such modified rent. If the monthly rent for the Premises is modified in any manner or if the applicable sales tax is modified by law, then, in any such event, the monthly sales tax shall be appropriately adjusted.

2.           Lease. The Company acknowledges receipt of a copy of the Lease. The Company shall comply with all of the covenants and agreements of Nextelligence set forth in the Lease.

3.           No Sub-sublease or Assignment. Company shall not sub-sublease nor assign any rights under this Agreement or the Lease or to the Premises.

4.           Termination. Either party may terminate this Agreement upon delivery of sixty days prior written notice to the other. Upon delivery of any such notice of termination, Company shall be responsible for payment of rent for the remaining term of the Lease not to exceed six months.

5.           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties.

6.           Benefits; Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

7.           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

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8.           Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

9.           Effective Date. This Agreement shall be effective for all purposes from and after July 1, 2014.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first written above.

NEXTELlIGENCE, INC.		FREECAST, INC.

By:		By:
	William A. Mobley, Jr.,		Christopher M. Savine,
	Chief Executive Officer		Chief Financial Officer

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